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                                                                    EXHIBIT 99.1

Thursday February 7, 9:02 am Eastern Time
Press Release

SOURCE: WatchGuard Technologies, Inc.

WatchGuard Technologies to Acquire RapidStream

Acquisition Broadens Portfolio to Include ASIC-based Firewall and VPN Appliances

SEATTLE--(BUSINESS WIRE)--Feb. 7, 2002--WatchGuard Technologies, Inc. (Nasdaq:WGRD - news), a leading provider of Internet security solutions, today announced that it has signed a definitive agreement to acquire RapidStream, Inc., a privately held provider of high performance ASIC-based firewall and VPN appliances, for approximately $48 million.

The transaction is expected to close early in the second quarter and is subject to certain conditions to closing, as discussed below.

"The acquisition of RapidStream represents a great combination of talented people, advanced ASIC technology, and a family of high performance systems that will strengthen our position in the SME market," said Jim Cady, President and CEO of WatchGuard. "By combining the power of WatchGuard's comprehensive and integrated security architecture and services, along with one of the fastest and most advanced silicon platforms available today, we will be able to provide our customers with what we believe is an unparalleled security solution."

RapidStream, based in San Jose, California, is a developer of scalable, integrated firewall and VPN solutions. RapidStream's RapidCore processor is a programmable network security ASIC that includes four embedded RISC CPU's and embedded memory cache. The RapidCore, which integrates encryption, authentication, and firewall acceleration, offers one of the highest performance, integrated security acceleration solutions on the market.

With the acquisition of RapidStream, WatchGuard expects to be able to address a much broader range of customer needs, from SOHO to gigabit enterprise-class products. RapidStream's performance and networking expertise will complement WatchGuard's award-winning product lines and security management features. This synergy presents WatchGuard with an opportunity to leverage its established brand name, superior customer support, and worldwide distribution capabilities to set a new benchmark for Internet security solutions.

Under the terms of the agreement, WatchGuard expects to acquire RapidStream through a combination of approximately $17 million in cash and approximately $31 million in stock and options. The number of shares of WatchGuard common stock issuable in the transaction would be based on the 20-trading-day average of WatchGuard's stock price ending two trading days prior to the closing of the transaction. The cash portion of the consideration may be increased upon the occurrence of certain events, up to a maximum of $24 million, with a proportionate decrease in the stock portion of the consideration. The transaction is subject to either approval from the California Department of Corporations in a "Fairness Hearing" or registration of the shares of WatchGuard common stock to be issued in the transaction with the Securities and Exchange Commission, and is also subject to RapidStream shareholder approval and other customary conditions to closing.

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An Internet broadcast of WatchGuard's conference call discussing its fourth quarter results and general details of the acquisition (2:00 PM Pacific/5:00 PM Eastern) will be available on February 7, 2002, at www.watchguard.com under "Investor Relations" or by calling 800/937-4590 (conference ID No. 20227538). A replay will be available for 48 hours by calling 800/633-8284 or 858/812-6440 (conference ID No. 20227538) or at www.watchguard.com under "Investor Relations."

About WatchGuard Technologies, Inc.

WatchGuard (Nasdaq:WGRD - news) is a leading provider of dynamic, comprehensive Internet security solutions designed to protect enterprises that use the Internet for e-business and secure communications. The Company is a pioneer in the creation of the plug-and-play Internet security appliance, the Firebox, and server security software. The Company's innovative LiveSecurity Service enables organizations and users to keep their security systems up-to-date, and its ServerLock and AppLock/Web software provides server content and application security to protect critical data and services against unauthorized or unintentional access or manipulation. For more information, please call 206/521-8340 or visit www.watchguard.com.

About RapidStream, Inc.

RapidStream, Inc. is a developer of scalable, integrated firewall and VPN solutions that improve security and performance. The RapidCore processor, a unique network security processor, enables RapidStream's family of products to significantly outperform other security systems with VPN components. Founded in March 1998, RapidStream is headquartered in San Jose, CA, and maintains a support facility in Richfield, MN, and a research and development center in Irvine, CA. RapidStream has six patents pending for its acceleration hardware and software for security systems. The company delivers high performance VPN and firewall solutions to service providers and enterprises. For more information, please visit www.rapidstream.com.

Certain statements in this press release, including statements about the expected closing of the RapidStream acquisition, statements about the effects of the RapidStream acquisition on WatchGuard's business, statements about the integration of RapidStream and other statements about our plans, objectives, intentions, and expectations are "forward-looking statements" within the meaning of the Securities Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that the RapidStream acquisition is not consummated, the risk that the RapidStream acquisition does not result in the expected benefits to WatchGuard, the risk that WatchGuard cannot successfully integrate RapidStream, and the other risks described under "Factors Affecting Our Operating Results, Our Business, and Our Stock Price" in our quarterly report on Form 10-Q for the quarter ended September 30, 2001, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.


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WatchGuard, LiveSecurity, Firebox, ServerLock, and AppLock are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries.

RapidStream and RapidCore are either registered trademarks or trademarks of RapidStream, Inc. in the United States and/or other countries.



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Contact:

     WatchGuard Technologies, Inc.
     Miles Goda, 206/613-0826

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